Exhibit 10.1

TERM LOAN AGREEMENT
dated as of
October 21, 2005
among
APPLICA INCORPORATED
as borrower,
THE GUARANTORS PARTY HERETO,
and
MAST CREDIT OPPORTUNITIES I, (MASTER) LTD.,
as Lender

TERM LOAN AGREEMENT
     THIS TERM LOAN AGREEMENT dated as of October 21, 2005 (this “Agreement”) is by and among Applica Incorporated, a Florida corporation as borrower, each of its Subsidiaries party hereto as guarantors, and Mast Credit Opportunities I, (Master) Ltd., as Lender.
     The parties hereto agree as follows:
ARTICLE 1
Definitions
     1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Accounts” means all of the Borrower’s now owned or hereafter acquired or arising accounts, as defined in the UCC, including all rights to payment for the sale or lease of goods or rendition of services, whether or not such rights to payment have been earned by performance.
     “Affiliate” means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified, provided, that, for purposes of this Agreement, no Credit Party shall be deemed to be an Affiliate of any other Credit Party.
     “Anti-Terrorism Laws” mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.
     “Applica Americas” means Applica Americas, Inc., a Delaware corporation.
     “Applica Canada” means Applica Canada Corporation, a Nova Scotia corporation.
     “Applica Consumer Products” means Applica Consumer Products, Inc. a Florida corporation.
     “Applica Mexico” Applica Mexico Holdings, Inc., a Delaware corporation.
     “Approved Receivables Program” shall have the meaning assigned to such term in the Revolving Credit Agreement.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Applica Incorporated, a Florida corporation.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to remain closed.
     “Canadian Guaranty” means an agreement of Guaranty executed by Applica Canada in substantially the form of Exhibit E attached hereto, pursuant to which Applica Canada guarantees all of the Obligations or any portion thereof.

     “Canadian Security Agreement” means the General Security Agreement, executed and and delivered by Applica Canada in favor of the Lender in substantially the form of Exhibit F attached hereto, as amended, supplemented, restated or otherwise modified from time to time.
     “Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, Capital Lease Obligations, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges, and other items presented in accordance with GAAP.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (however designated) issued to any Person.
     “Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change after the Closing Date in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law), other than a request or directive to comply with any law, rule or regulation in effect on the Closing Date, of any Governmental Authority made or issued after the Closing Date.
     “Change of Control” means if any Person or group of Persons acting in concert, other than the owners of more than 10% of outstanding securities of the Borrower as of Closing Date, having voting rights in the election of directors, shall own or control, directly or indirectly, more than 30% of the outstanding securities of the Borrower having voting rights in the election of directors, in each case to be determined on a fully diluted basis and taking into account any outstanding securities or contract rights exercisable, exchangeable or convertible into Capital Stock.
     “Closing Date” means the date during which the Effective Time shall occur.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means, collectively, all of the Property in which Liens are purported to be granted hereunder and under the other Loan Documents as security for the Obligations of the Credit Parties hereunder.
     “Consolidated Members” means the Borrower and its Subsidiaries and “Consolidated Member” means any of the foregoing.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. A Person who owns or holds capital stock, beneficial interests or other securities representing ten percent (10%) or more of the Total Voting Power of another Person shall be deemed, for purposes of this Agreement, to “control” such other Person.
     “Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Credit Parties, and all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use copyrights owned by such third parties, including, without limitation, the registrations, applications and licenses listed on Schedule 4.10 hereto, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.
     “Core Business” means, with respect to the Consolidated Members, the business of marketing and distributing of household appliances, pest control products, personal care products, pet products and related items consistent with past practices.
     “Credit Parties” means the Borrower and all Subsidiary Guarantors.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Designated Financial Officer” means an individual holding one or more of the following offices with the Borrower: chief executive officer, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.
     “Direct Foreign Subsidiary” means any Foreign Subsidiary whose outstanding voting capital stock is owned by a Credit Party or a Domestic Subsidiary.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.12.
     “Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Credit Party to any Person other than to another Credit Party excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Credit Parties and (iii) any Collateral pursuant to an exercise of remedies by the Lender hereunder or under any other Loan Document.
     “Distribution” means, in respect of any Person (other than a natural Person): (a) the payment or making of any dividend or other distribution of property in respect of such Person’s Capital Stock (excluding any options or warrants for, or other rights with respect to, such stock) of such corporation, other than distributions in such Person’s Capital Stock of the same class; or (b) the redemption or other acquisition by such corporation of any Capital Stock (or any options or warrants for such Capital Stock) of such Person.
     “Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of a state in the United States and denominated as a “Domestic Subsidiary” in Schedule 4.4.
     “Effective Time” means the time specified in a written notice from the Lender when the conditions specified in Article 5 are satisfied (or waived in accordance with Section 9.2).

     “Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equipment” shall have the meaning assigned to such term in the Security Agreement.
     “Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Credit Parties, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Credit Parties, is treated as a single employer within the meaning of Section 4001(b) of ERISA.
     “ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, or (f) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” has the meaning assigned to such term in Section 8.1.
     “Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.
     “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “Existing Debt” means Indebtedness of the Credit Parties existing as of the Effective Time which is permitted to remain outstanding after the Effective Time under Section 7.1 and is listed on Schedule 7.1 hereto.
     “Factoring Agreement” shall have the meaning assigned to such term in the Revolving Credit Agreement.
     “Fiscal Year” means, with respect to any Credit Party, such Credit Party’s fiscal year for accounting purposes. The Fiscal Year of the Credit Parties is a calendar year.
     “Fixed Assets” means the Equipment and Real Property Assets of the Credit Parties.
     “Foreign Subsidiary” means any Subsidiary of the Borrower other than the Domestic Subsidiaries, including, without limitation, Applica Canada and such other Foreign Subsidiaries as are designation in Schedule 4.4.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
     “Guarantor” means any Person, including, without limitation, the Subsidiary Guarantors, which is a guarantor hereunder as of the Effective Time or which becomes a guarantor hereunder after the Effective Time.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “HP Delaware” means HP Delaware, Inc., a Delaware corporation.
     “HPG” means HPG LLC, a Delaware limited liability company.
     “HPI” means HP Intellectual Corp., a Delaware corporation.
     “Indebtedness” means, without duplication, with respect to any Person (the “subject Person”), all liabilities, obligations and indebtedness of the subject Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding purchases of property, product, merchandise and services in the ordinary course of business, but including (a) in the case of the Credit Parties, all Obligations; (b) all obligations and liabilities of any Person secured by any Lien on the subject Person’s property, even though the subject Person shall not have assumed or become liable for the payment thereof; (except unperfected Liens incurred in the ordinary course of business and not in connection with the borrowing of money); provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (c) all Capital Lease Obligations and other obligations or liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by the subject Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (d) all obligations and liabilities under Guarantees; (e) the present value (discounted at the Prime Rate) of lease payments due under synthetic leases; (f) all obligations and liabilities under any asset securitization (other than an Approved Receivables Program) or sale/leaseback transaction; (g) obligations of such Person in respect of Hedging Agreements and (h) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; provided, further, however, that in no event shall the term Indebtedness include the capital stock surplus, retained earnings, minority interests in the common stock of Subsidiaries, lease obligations (other than pursuant to (c) or (e) above), reserves for deferred income taxes and investment credits, other deferred credits or reserves.
     “Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.
     “Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, substantially in the form of Exhibit C, executed and delivered by each of the Credit Parties at the Effective Time and thereafter in accordance with Section 6.11, as such agreement may be amended, supplemented or otherwise modified from time to time.
     “Intercompany Indebtedness” has the meaning assigned to such term in Section 9.9.

     “Intercreditor Agreement” means the Lien Subordination Intercreditor Agreement among the Lender, Bank of America, N.A. as administrative agent under the Revolving Credit Agreement and the Credit Parties, in substantially the form of Exhibit G annexed hereto, as the same may be modified or amended from time to time with the consent of the Lender.
     “Inventory” shall have the meaning assigned to such term in the Security Agreement.
     “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. Notwithstanding the foregoing, none of the following shall be deemed “Investments” for purposes hereof: (i) Capital Expenditures, (ii) acquisitions of Inventory in the ordinary course of business, and (iii) acquisitions of current assets in the ordinary course of business.
     “IP Collateral” means, collectively, the Collateral relating to intellectual property rights of the Credit Parties hereunder or under any other Loan Document.
     “Lender” means Mast Credit Opportunities I, (Master) Ltd. or any other party which becomes a lender hereunder.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, the Term Note, the Security Agreement, the Intellectual Property Security Agreement, the Stock Pledge Agreement, the Intercreditor Agreement, the Canadian Guaranty, the Canadian Security Agreement and any other instruments or documents executed and delivered or to be delivered to the Lender from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.
     “Loans” means the Term Loan.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) or prospects of the Consolidated Members taken as a whole, or the Collateral; (b) a material impairment of the ability of any Credit Party to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any material Loan Document to which it is a party.

     “Material Indebtedness” means Indebtedness (other than the Term Loan), including, without limitation, obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
     “Mexico Facility” means the manufacturing facility and related Real Property Assets, plant and Equipment owned by Applica Manufacturing, S. de R.L. de C.V. located in Queretaro, Mexico.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Payments” means,
     (a) with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Credit Parties in respect of such Casualty Event net of (i) reasonable expenses incurred by the Credit Parties in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and (iii) any income and transfer taxes payable by the Credit Parties in respect of such Casualty Event;
     (b) with respect to any Disposition, the aggregate amount of all cash payments received by the Credit Parties directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition, net of (i) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Credit Parties in connection therewith, (ii) any Federal, state and local income or other Taxes estimated to be payable by the Credit Parties as a result thereof, (iii) any repayments by the Credit Parties of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Credit Parties to minority stockholders if and to the extent permitted hereby; and
     (c) with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Credit Parties therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.
     “Obligations” means (a) the aggregate outstanding principal balance of and all interest on the Loans made by the Lender to the Borrower (including any interest accruing after the commencement of any proceeding by or against the Borrower under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Borrower in any such proceeding), and (b) all fees, costs, charges, expenses and other obligations from time to time owing to the Lender or any Affiliate of the Lender by the Credit Parties hereunder or under any other Loan Document.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

     “Patents” means all patents issued or assigned to and all patent applications made by the Credit Parties and, to the extent that the grant of a security interest does not cause a breach or termination thereof, all exclusive and nonexclusive licenses to the Credit Parties from third parties or rights to use patents owned by such third parties, including, without limitation, the patents, patent applications and licenses listed on Schedule 4.10 hereto, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.
     “PBA” means the Pension Benefits Act of Ontario and all regulations thereunder, as amended from time to time, and any successor legislation.
     “Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Permitted Acquisitions” shall have the meaning assigned to such term in the Revolving Credit Agreement.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $100,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (f) investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service; and
     (g) obligations of any corporation organized under the laws of state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 180 days following the date of issuance thereof and rated in an investment grade rating category by Standard & Poors and Moody’s;

     “Permitted Liens” has the meaning set forth in Section 7.2.
     “Permitted Mexico Facility Disposition” means a sale by any Credit Party of the Mexico Facility if (a) at the time of such sale, no Default or Event of Default has occurred and is continuing, (b) the transaction is structured as a fee simple sale, a sale and leaseback, or a significant reduction in operations at the Mexico Facility, (c) the buyer is a Person who is not an Affiliate of a Consolidated Member, (d) upon the consummation of such sale the Credit Parties shall receive not less than the lesser of (i) $8,000,000 in Net Cash Payments or (ii) sufficient cash to cover all cash severance and other wind-down costs of the Mexico Facility.
     “Permitted Officer Severance Payments” shall have the meaning assigned to such term in the Revolving Credit Agreement.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Credit Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.
     “Post-Default Rate” means, a rate per annum equal to the Term Loan Rate plus three percent (3%).
     “Prime Rate” means the rate of interest published from time to time by the Wall Street Journal as the prime rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.
     “Proprietary Rights” means, with respect to any Credit Party, all Patents, Trademarks and Copyrights and other intellectual property material to such Credit Party’s business.
     “PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Lender, desirable in order to create or perfect Liens on any IP Collateral.
     “Qualified Refinancing” shall have the meaning assigned such term in the Intercreditor Agreement.
     “Real Property Asset” means, at any time of determination, any and all real property owned, leased or subleased by the Credit Parties.
     “Registered Proprietary Rights” has the meaning assigned to such term in Section 5.5(c).
     “Reimbursement Obligation” has the meaning assigned to such term in Section 2.4(d).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock in, any Credit Party or any Subsidiary now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock in, any Credit Party or any Subsidiary now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock in, any Credit Party or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Senior Subordinated Debt or Subordinated Indebtedness, and (v) any payment made to any Affiliates of any Credit Party or any Subsidiary in respect of management, consulting or other similar services provided to any Credit Party or any Subsidiary.
     “Revolving Credit Agent” means Bank of America, N.A., or its successor in its capacity as agent under the Revolving Credit Agreement.
     “Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of November 17, 2004, as amended, among the financial institutions named therein, the Revolving Credit Agent, General Electric Capital Corporation as documentation agent, Applica Incorporated as borrower and the subsidiaries of Applica party thereto as Guarantors.
     “Security Agreement” means the Security Agreement in substantially the form of Exhibit B annexed hereto executed by each of the Credit Parties and delivered to the Lender on the Closing Date, as the same may be modified or amended from time to time with the consent of the Lender.
     “Senior Subordinated Debt Documents” means (i) the 10% Senior Subordinated Notes due 2008, executed by Windmere-Durable Holdings, Inc., now known as Applica Incorporated, dated July 27, 1998, in the original principal amount of $130,000,000, (ii) the 10% Senior Subordinated Notes due 2008 Supplemental Indenture, dated as of July 27, 1998, by and among the Borrower, certain Affiliates of the Borrower and State Street Bank and Trust Company, as trustee; and (iii) all other agreements, instruments, or documents executed or delivered by the Borrower in connection with the foregoing, as any of the foregoing may be at any time amended or modified.
     “Senior Subordinated Debt” means the Indebtedness evidenced by the Senior Subordinated Debt Documents at any time.
     “Special Counsel” means Palmer & Dodge LLP, in its capacity as special counsel to the Lender.
     “Stock Pledge Agreement” means the Stock Pledge Agreement in substantially the form of Exhibit D annexed hereto executed by the Credit Parties and delivered to the Lender on the Closing Date with respect to the capital stock of each of the Credit Parties, as the same may be modified or amended from time to time with the consent of the Lender.
     “Subordinated Indebtedness” means any Indebtedness of the Credit Parties incurred after the Closing Date with the consent of the Lender that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Term Loan and to the other Obligations of the Credit Parties by provisions in form and substance reasonably satisfactory to the Lender and Special Counsel.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.
     “Subsidiary Guarantor” means, each of Applica Consumer Products, Applica Canada, Applica Mexico, WD Delaware, HPI, Windmere, HP Delaware, HPG, Applica Americas and any Subsidiary of the Borrower which becomes a Guarantor hereunder after the Effective Time by complying with the requirements of Section 6.11.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Loan” means the $20,000,000 Term Loan to be made by the Lender to the Borrower at the Effective Time.
     “Term Loan Maturity Date” means the earlier to occur of (a) November 17, 2009, and (b) the date of acceleration of the Term Loan pursuant to Section 8.1 hereof.
     “Term Loan Rate” means the rate per annum equal to Three Month LIBOR plus 6.25%. If at any time the Lender determines that (i) adequate and reasonable means do not exist for ascertaining Three Month LIBOR or (ii) as a result of any Change in Law it is unlawful or impossible for the Lender to make or maintain Borrowing at a rate of interest determined by reference to Three Month LIBOR; then in each case the Lender shall give notice thereof to the Borrower as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, the Term Loan Rate shall be a rate per annum equal to the Prime Rate plus 5.0%.
     “Term Note” means the promissory note, substantially in the form of Exhibit A annexed hereto, issued by the Borrower in favor of the Lender and evidencing the Term Loan.
     “Three Month LIBOR” means the London Interbank Offered Rate for an Interest Period of three (3) months published in the Wall Street Journal. Three Month LIBOR shall be determined as of the Closing Date and thereafter, on the first day of each month and, once determine shall remain in effect until the first day of the next month.
     “Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.
     “Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Credit Parties, common law trademarks and trade names owned by or assigned to the Credit Parties, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including, without limitation, the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 4.10 hereto, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time, of Delaware or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Liens in favor of the Agent and the Lenders in any portion of the Collateral.
     “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
     “U.S. Dollars” or “$” refers to lawful money of the United States of America.
     “WD Delaware” means WD Delaware, Inc., a Delaware corporation.
     “Windmere” means Windmere Holdings Corporation, a Delaware corporation.
     “Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.
     1.4 Joint and Several Obligations; Designated Financial Officers.
          (a) All Obligations of the Credit Parties hereunder shall be joint and several. Any notice, request, waiver, consent or other action made, given or taken by any Credit Party shall bind all Credit Parties.
          (b) Each Credit Party hereby authorizes each of the Designated Financial Officers listed in Schedule 1.4 hereto to act as agent for each Credit Party and to execute and deliver on behalf of each Credit Party such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by any Credit Party hereunder. The Borrower may replace any of the Designated Financial Officers listed in Schedule 1.4 hereto or add any additional Designated Financial Officers by delivering written notice to the Lender specifying the names of each new Designated Financial Officer and the offices held by each such Person. Each Credit Party hereby agrees that any such notices, requests, waivers, consents, certificates and other documents executed, delivered or sent by any Designated Financial Officer and any such actions taken by any Designated Financial Officer shall bind each Credit Party.
ARTICLE 2
The Term Loan
     2.1 Term Loan.
          (a) Funding of the Term Loan. Subject to the terms and conditions set forth herein, the Lender agrees to fund the full amount of the Term Loan at the Effective Time. Principal amounts of the Term Loan that have been repaid or prepaid may not be reborrowed.
          (b) Interest on the Term Loan. The outstanding principal amount of the Term Loan shall bear interest at a rate per annum equal to the Term Loan Rate. Notwithstanding the foregoing, (i) any portion of the Term Loan which is not paid when due shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g) or (h) of Section 8.1 shall have occurred and be continuing, the outstanding principal balance of the Term Loan shall automatically bear interest at the Post-Default Rate and (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g) or (h) of Section 8.1), following written notice delivered to the Borrower from the Lender, the outstanding principal balance of the Term Loan shall bear interest at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived. Accrued interest on the outstanding principal balance of the Term Loan shall be payable in arrears on the first day of each month; provided that interest accrued at the Post-Default Rate shall be payable on demand, and all accrued interest on the Term Loan shall be payable on each date that any portion of the principal of the Term Loan shall be payable hereunder and on the Term Loan Maturity Date. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Repayment of Term Loan. The Borrower hereby unconditionally promises to pay to the Lender the entire unpaid principal amount of the Term Loan on the Term Loan Maturity Date.

          (d) Loan Account. The Lender shall maintain in accordance with commercially reasonable practice an account evidencing the indebtedness of the Borrower to the Lender in respect of the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the account maintained pursuant to this subsection 2.1(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loan in accordance with the terms of this Agreement.
          (e) Term Note. Prior to the Closing Date, the Borrower shall prepare, execute and deliver to the Lender the Term Note evidencing the Borrower’s obligations in respect of the Term Loan.
     2.2 Exit Fee. In connection with any payment or prepayment of the principal amount of the Term Loan, the Borrower shall (i) repay the entire principal balance of, and all accrued interest and fees owing with respect to, the Term Loan, and (ii) pay to the Lender, an exit fee (the “Exit Fee”) equal to the product of (A) the original principal amount of the Term Loan multiplied by (B) the applicable Exit Fee Percentage set forth below as in effect on the the repayment occurs:

Period during which Repayment Occurs	Applicable Exit Fee	Percentage

Closing Date to June 30, 2006:	0%
July 1, 2006 to December 31, 2006:	1.0%
January 1, 2007 to December 31, 2007:	2.0%
January 1, 2008 to December 31, 2008:	3.0%
January 1, 2009 and thereafter:	4.0%
     2.3 Payments. The Borrower shall be obligated to make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees or otherwise) to the Lender at its offices in Boston, Massachusetts, prior to 3:00 p.m., Boston, Massachusetts time, on the date when due (except that if any payment shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension). All payments of principal shall be subject to payment of the Exit Fee as set forth in Section 2.2. All payments shall be made in immediately available funds, in U.S. dollars without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.
     2.4 Prepayment of Loans.
          (a) Optional Prepayments of Loans. The Borrower shall have the right at any time and from time to time to prepay the Term Loan at 100% of the outstanding principal amount thereof, plus accrued and upaid interest and fees, subject to the payment of the Exit Fee as set forth in Section 2.2.
          (b) Mandatory Prepayments. After all obligations of the Credit Parties under the Revolving Credit Agreement have been paid in full and discharged, the Borrower shall be obligated to, and shall, make prepayments of the Term Loan hereunder as follows:
          (i) Incurrence of Debt. Without limiting the obligation of the Borrower to obtain the consent of the Lender to any incurrence of Indebtedness not otherwise permitted hereunder, the Borrower shall prepay the Term Loan, upon the date of any incurrence of Indebtedness (other than Indebtedness permitted pursuant to Section 7.1), in an aggregate amount equal to 100% of the amount of the Net Cash Payments from such incurrence of Indebtedness received by any Credit Party.
          (ii) Sale or Offering of Securities. The Borrower shall prepay the Term Loan upon the date of any sale or offering of securities by any Credit Party (other than securities issued in connection with any benefit, management incentive or option plan), in an aggregate amount equal to 100% of the amount of Net Cash Payments from such offering of securities received by any such Credit Party.
          (iii) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Lender to any Disposition not otherwise permitted hereunder, the Borrower shall prepay the Term Loan upon the date of any Disposition by any Credit Party, in an aggregate amount equal to 100% of the amount of such Net Cash Payments from such Disposition received by any Credit Party on the date of such Disposition.
          (iv) Proceeds of Casualty Events. Upon the receipt by the Lender or the Credit Parties of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Credit Parties, the Borrower shall prepay the Term Loan in an aggregate amount equal to 100% of the Net Cash Payments from such Casualty Event.
          (c) Notification of Certain Prepayments. The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any voluntary prepayment of the Term Loan not later than 1:00 p.m., Boston, Massachusetts time, three Business Days before the date of such prepayment. The Borrower shall notify the Lender of any mandatory prepayment of the Loans pursuant to subsection 2.4(b) hereunder as soon as practicable. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.
          (d) Prepayments Accompanied by Exit Fee and Interest. All prepayments of the Term Loan shall be accompanied by (i) the Exit Fee as set forth in Section 2.2 and (ii) accrued interest through the date of prepayment.
     2.5 Closing Fee. The Borrower shall pay to the Lender on the Closing Date a non-refundable closing fee in an amount equal to $100,000.
     2.6 Taxes.
          (a) Any and all payments by or on account of any Obligations of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.6) paid by the

Lender (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
          (d) Within thirty (30) days after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
ARTICLE 3
Guarantee by Guarantors
     3.1 The Guarantee. The Guarantors hereby guarantee to the Lender and its successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Guarantors hereby further agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     3.2 Obligations Unconditional. The obligations of the Guarantors under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:
          (i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
          (ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
          (iv) any lien or security interest granted to, or in favor of, the Lender as security for any of the Obligations shall fail to be perfected.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
     3.3 Reinstatement. The obligations of the Guarantors under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     3.4 Subrogation. Until such time as the Obligations shall have been indefeasibly paid in full, each of the Guarantors hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3 and further agrees with the Borrower for the benefit of each creditor of the Borrower (including, without limitation, the Lender) that any such payment by it shall constitute a contribution of capital by such Guarantor to the Borrower.
     3.5 Remedies. The Guarantors agree that, as between the Guarantors and the Lender, the Obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Sections 8.1(g) and (h)) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such Obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.1.
     3.6 Instrument for the Payment of Money. Each of the Guarantors hereby acknowledges that the guarantee in this Article 3 constitutes an instrument for the payment of money, and consents and agrees that the Lender, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to seek summary judgment or such other expedited procedure as may be available for a suit on a note or other instrument for the payment of money.
     3.7 Continuing Guarantee. The guarantee in this Article 3 is a continuing guarantee, and shall apply to all Obligations whenever arising.
     3.8 General Limitation on Amount of Obligations Guaranteed. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantors under Section 3.1 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Guarantors, Lender, or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
ARTICLE 4
Representations and Warranties
     Each Credit Party represents and warrants to the Lender as to itself and each other Credit Party, that:
     4.1 Authorization, Validity, Enforceability. Each Credit Party has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Lender Liens upon and security interests in the Collateral. Each Credit Party has taken all necessary action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. Each Credit Party has duly executed and delivered this Agreement and the other Loan Documents to which it is a party. Assuming this Agreement and the other Loan Documents constitute the legal, valid and binding obligations of the Lender, this Agreement and the other Loan Documents constitute the legal, valid and binding obligations of each Credit Party, enforceable against it in accordance with their respective terms. Each Credit Party’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of such Credit Party or any of its Subsidiaries, by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture, or instrument to which such Credit Party or any of its Subsidiaries is a party or which is binding upon it, (b) any Requirement of Law applicable to the such Credit Party or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of the Credit Parties or any of their Subsidiaries.
     4.2 Validity and Priority of Security Interest. The provisions of this Agreement, and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral, except for those Liens identified in clauses (b), (c), (d), (e), (f), (g), (h), (i) and (j) of Section 7.2 securing all the Obligations, and enforceable against the Credit Parties and all third parties.
     4.3 Organization and Qualification. Each Credit Party (a) is duly organized or incorporated and validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 4.3 which are the only jurisdictions in which qualification is necessary in order for it to own or lease its property and conduct its business, except where the failure to so qualify would not have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property.
     4.4 Subsidiaries. Schedule 4.4 is a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries (specifying whether such Subsidiaries are Domestic Subsidiaries or Foreign Subsidiaries). Each Subsidiary is (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 4.4, and (b) qualified to do business and in good standing in each jurisdiction in which the failure to so qualify or be in good standing could reasonably be expected to have a Material Adverse

Effect and (c) has all requisite power and authority to conduct its business and own its property. As of the Effective Time, the capital structure and ownership of the Borrower and the Borrower’s Subsidiaries are correctly described on Schedule 4.4. As of the Effective Time, the authorized, issued and outstanding capital stock of the Borrower and the Borrower’s Subsidiaries consists of the capital stock described on Schedule 4.4, all of which is duly and validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 4.4, as of the date hereof, (x) there are no outstanding Equity Rights with respect to any Credit Party and, (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of or other interest in any Credit Party, nor are there any outstanding obligations of any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Credit Party.
     4.5 Financial Statements. The Borrower has delivered to the Lender the audited balance sheet and related statements of income, retained earnings, cash flows, and changes in stockholders equity for the Consolidated Members as of December 31, 2004, and for the Fiscal Year then ended, accompanied by the report thereon of the Borrower’s independent certified public accountants, Grant Thornton LLP. The Borrower has also delivered to the the Lender the most recent financial statements for the Consolidated Members filed with Securities and Exchange Commission or otherwise made available to the holders of the Capital Stock of the Borrower. All such financial statements have been prepared in accordance with GAAP (except for the quarterly or monthly financial statements) and present accurately and fairly in all material respects the financial position of the Consolidated Members as at the dates thereof and their results of operations for the periods then ended.
     4.6 Solvency. As of the Effective Time and after giving effect to the funding of the Term Loan and the other transactions contemplated hereby:
          (a) the aggregate value of all properties of the Credit Parties at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;
          (b) the Credit Parties will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and
          (c) the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.
     4.7 Material Indebtedness, Liens and Agreements.
          (a) Schedule 4.7 hereto contains a complete and correct list, as of the date of this Agreement, of all Material Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Credit Party the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $500,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 4.7. The Credit Parties are not in default under any such Indebtedness, which default could have a Material Adverse Effect.
          (b) Schedule 4.7 hereto is a complete and correct list, as of the date of this Agreement, of each Lien (other than the Liens in favor of the Lender) securing Indebtedness of any Person and covering any property of the Credit Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 4.7.
     4.8 Distributions. Since December 31, 2004, no Distribution has been declared, paid, or made upon or in respect of any Capital Stock of the Borrower.
     4.9 Real Property Assets.
          (a) Schedule 4.9 sets forth, as of the Closing Date, a correct and complete list of all Real Property Assets of each Credit Party, whether owned or leased, and all leases and subleases of real property held by each Credit Party as lessor, or sublessor in excess of $100,000 per year. Each such lease and sublease is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each Credit Party has good and marketable title in fee simple to each Real Property Asset identified on Schedule 4.9 as owned by such Credit Party, or valid leasehold interests in each Real Property Asset designated therein as “leased” by such Credit Party and each Credit Party has good, indefeasible, and merchantable title to all of its other property reflected on the December 31, 2004 Financial Statements delivered to the Lender, except as disposed of in the ordinary course of business since the date thereof, free of all Liens, except Permitted Liens.
4.10 Proprietary Rights.
          (a) Schedule 4.10 sets forth a correct and complete list of all of each Credit Party’s material Proprietary Rights. None of the material Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 4.10. To the knowledge of each Credit Party, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on Schedule 4.10 constitute all of the property of such type necessary to the current and anticipated future conduct of the Credit Parties’ business.
          (b) Each Credit Party owns or is licensed or otherwise has the right to use all of the Patents, Trademarks, service marks, trade names, Copyrights, contractual franchises, licenses, rights of way, authorizations and other rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person. To the knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed by the Consolidated Members infringes upon any rights held by any other Person which could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Credit Parties, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
     4.11 Trade Names. All trade names or styles under which the Credit Parties currently or currently intend to sell Inventory or create Accounts, or to which Instruments in payment of Accounts may be made payable, are listed on Schedule 4.11.
     4.12 Litigation and Environmental Matters.
          (a) Except for Disclosed Matters set forth on Schedule 4.12(a), there is no pending, or to the knowledge of any Credit Party, there is not threatened, action, suit, proceeding, or counterclaim by any Person, or to the knowledge of any Credit Party, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.
          (b) Except for the Disclosed Matters set forth in Schedule 4.12(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Credit Parties (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Credit Parties’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     4.13 Labor Disputes. Except as set forth on Schedule 4.13, as of the Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of any Credit Party, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the knowledge of any Credit Party, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Credit Party or for any similar purpose, and (d) there is no pending or, to the knowledge of any Credit Party, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Credit Party or its employees.
     4.14 Compliance with Laws and Agreements. No Credit Party is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.
     4.15 ERISA Compliance. Except as specifically disclosed in Schedule 4.15:
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, the PBA and other federal, provincial or state law, except where the lack of such compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best knowledge of the Credit Parties, nothing has occurred which would cause the loss of such qualification. The Credit Parties and each ERISA Affiliate has made all required contributions to any Plan when due other than any contributions that could not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period has been made with respect to any Plan.
          (b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) Except as could not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any

Unfunded Pension Liability; (iii) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Lien has arisen, choate or inchoate, in respect of a Credit Party or its property in connection with any Plan (save for contributions amounts not yet due).
     4.16 Taxes. Each Credit Party has filed all federal, provincial, state and other tax returns and reports required to be filed, and have paid all federal, provincial, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless (i) such unpaid taxes and assessments would constitute a Permitted Lien or (ii) such Taxes are being contested in good faith and there are adequate reserves for such Taxes.
     4.17 Regulated Entities. No Consolidated Member nor any Person controlling a Consolidated Member is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Consolidated Member is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.
     4.18 Margin Regulations. No Credit Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.
     4.19 Bank Accounts. Schedule 4.19 contains as of the Closing Date a complete and accurate list of all bank accounts maintained by each Credit Party with any bank or other financial institution.
     4.20 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement of this Agreement or any other Loan Document against any Credit Party.
     4.21 Investments.
          (a) Schedule 4.21 sets forth a correct and complete list of all material Investments owned by each Credit Party. Each Credit Party is the legal and beneficial owner of such Investments, as so reflected, free and clear of any Lien (other than Permitted Liens), and has not sold, granted any option with respect to, assigned or transferred, or otherwise disposed of any of its rights or interest therein.
          (b) To the extent any Loan Party is the owner of or becomes the issuer of any Investment that is Collateral (each such Person which issues any such Investment being referred to herein as an “Issuer”): (i) the Issuer’s shareholders that are Credit Parties and the ownership interest of each such shareholder are as set forth on Schedule 4.21, and each such shareholder is the registered owner thereof on the books of the Issuer; (ii) the Issuer acknowledges the Lender’s Lien; (iii) to the extent required to perfect the Lender’s Liens, such security interest, collateral assignment, lien, and pledge in favor of the Lender has been registered on the books of the Issuer for such purpose as of the date hereof, and (iv) the

Issuer is not aware of any liens, restrictions, or adverse claims which exist on any such Investment other than the Lender’s Lien.
     4.22 No Material Adverse Change. No Material Adverse Effect has occurred since December 31, 2004, except as otherwise disclosed in the Borrower’s filings with the Securities and Exchange Commission under the Exchange Act prior to the Closing Date.
     4.23 Full Disclosure. None of the representations or warranties made by the Credit Parties in the Loan Documents as of the date such representations and warranties are made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Credit Parties to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
     4.24 Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of Credit Parties as a whole and the successful operation of each Credit Party is dependent on the successful performance and operation of each of the other Credit Parties. Each of the Credit Parties expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of each of the other Credit Parties. Each Credit Party expects to derive benefit (and the boards of directors or other governing body of each such Credit Party have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Credit Parties hereunder, both in their separate capacities and as members of a group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Credit Party is within its corporate purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.
     4.25 Ranking. The Obligations rank, and at all times after the Closing Date will rank, (a) senior in right of payment to the obligations of the Borrower under the Senior Subordinated Debt Documents and all other documents or agreements in respect of Subordinated Indebtedness, (b) pari passu in right of payment with the obligations evidenced by Revolving Credit Agreement, and (c) at least pari passu in right of payment with all other outstanding unsubordinated obligations of the Borrower and its Subsidiaries. The Obligations constitute “Permitted Debt” and “Senior Debt”, as such terms are defined in the Senior Subordinated Debt Documents.
     4.26 Anti-Terrorism Laws.
          (a) No Credit Party or any of its Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (b) No Credit Party or any Affiliate of any Credit Party is (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person or entity who is affiliated with a Person or entity listed above (each such Person described in clauses (i) through (vi) of this sentence, a “Blocked Person”).
          (c) No Credit Party or any Affiliate of any Credit Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
ARTICLE 5
Conditions
     The obligations of the Lender to make the Term Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
          (a) Counterparts of Agreement. The Lender shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) Note. The Lender shall have received a duly completed and executed Term Note.
          (c) Organizational Structure. The corporate organizational structure, capitalization and ownership of the Credit Parties, shall be as set forth on Schedule 4.4 annexed hereto.
          (d) Existence and Good Standing. The Lender shall have received such documents and certificates as the Lender or Special Counsel may reasonably request relating to the organization, existence and good standing of each Credit Party, the authorization of the transactions contemplated hereby and any other legal matters relating to the Credit Parties, this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Lender and Special Counsel.
          (e) Canadian Guaranty. The Lender shall have received the Canadian Guaranty, duly executed by Applica Canada, in substantially the form of Exhibit E attached hereto.
          (f) Security Interests in Personal and Mixed Property. The Lender shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments and made or caused to be made all such filings and recordings (other than filings or recordings to be made by the Lender on or after the Closing Date) that may be necessary in order to create in favor of the Lender, valid and (upon such filing and recording) perfected first priority security interests (subject to Permitted Liens) in the entire personal and mixed property Collateral.
          (g) Evidence of Insurance. The Lender shall have received certificates from the Credit Parties’ insurance brokers that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Lender has been named as additional insured or loss payee thereunder to the extent required under Section 6.5.
          (h) Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc. The Credit Parties shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities and all consents of other Persons with respect to Material Indebtedness, Liens and material agreements listed on Schedule 4.7 (and so identified thereon) annexed hereto, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.
          (i) Financial Officer Certificate. The Lender shall have received a certificate, dated the Closing Date and signed by a Designated Financial Officer, certifying that, as of the Effective Time:
          (i) The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the funding of the Term Loan and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty is true and correct as of such specific date ); and
          (ii) At the time of, and immediately after giving effect to, the funding of the Term Loan, no Default has occurred and is continuing.
          (j) No Material Adverse Change. There shall have occurred no material adverse change in the businesses, operations, properties (including tangible properties), or conditions (financial or otherwise), assets, liabilities or income of the Credit Parties taken as a whole.
          (k) Opinion of Counsel to Credit Parties. The Lender shall have received written opinions (addressed to the Lender and dated the Closing Date) of (i) Greenberg Traurig, P.A., special counsel to the Credit Parties, substantially in the form of Exhibit H annexed hereto and (ii) Minden, Gross, Grofstein & Greenstein LLC, local counsel to the Credit Parties in Canada, each covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents or the transactions contemplated hereby as the Lender shall reasonably request.
          (l) Fees and Expenses. The Lender shall have received all fees and other amounts due and payable to such Person and Special Counsel at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (m) Other Documents. The Lender shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Lender or Special Counsel shall have reasonably requested and the same shall be reasonably satisfactory to each of them.
          (n) Repurchase of Senior Subordinated Debt. At the Effective Time, the Borrower shall repurchase Senior Subordinated Debt from the Lender (or any Affiliate of the Lender) in an aggregate face amount of $5,000,000.

ARTICLE 6
Affirmative Covenants
     Until the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Lender that:
     6.1 Financial Statements and Other Information. The Credit Parties will furnish to the Lender:
          (a) promptly after the sending or filing thereof, as the case may be, copies of any financial statements, proxy statements, or reports which the Borrower or any Subsidiary has made available to the holders of its Capital Stock and copies of any regular, periodic and special reports or registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange; and
          (b) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Credit Parties, or compliance with the terms of this Agreement, as the Lender may reasonably request in writing.
     6.2 Notices of Material Events. The Credit Parties will furnish to the Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the occurrence of any Event of Default under the Revolving Credit Agreement; and
          (c) the occurrence of any event or condition occurs that results in the Senior Subordinated Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holders of the Senior Subordinated Debt or any trustee or agent on behalf of such holders to cause the Senior Subordinated Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.
Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Designated Financial Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     6.3 Existence; Conduct of Business. Each Consolidated Member shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4.
     6.4 Payment of Obligations. Each Consolidated Member shall pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Consolidated Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Lender, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     6.5 Maintenance of Properties; Insurance. Each Credit Party shall (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, business interruption and product liability insurance. Without limiting the generality of the foregoing, (a) the Credit Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Lender in its commercially reasonable judgment and (b) in the event that any Inventory or Equipment is located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the Credit Parties shall purchase and maintain flood insurance on any such Equipment and Inventory located in a SFHA. All general liability and other liability policies with respect to the Credit Parties shall name the Lender as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policy shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Lender that names the Lender as the loss payee thereunder. All policies of insurance shall provide for at least 30 days prior written notice to the Lender of any modifications or cancellation of such policy.
     6.6 Books and Records; Inspection Rights. Each Consolidated Member shall keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities. Upon the occurrence and during the continuance of an Event of Default, each Consolidated Member shall permit any representatives designated by the Lender to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Lender deems appropriate provided that, so long as no Default has occurred and is continuing, all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of such Consolidated Member, and provided further that after the occurrence and during the continuance of any Default, the Lender may visit at any reasonable times. The Borrower shall reimburse the Lender for all reasonable examination and inspections costs.
     6.7 Compliance with Laws. Each Consolidated Member shall comply with (i) all permits, licenses and authorizations, including, without limitation, environmental permits, licenses and authorizations, issued by a Governmental Authority, (ii) all laws, rules, regulations and orders including, without limitation, Environmental Laws, of any Governmental Authority and (iii) all contractual obligations, in each case applicable to it or its property, except in each such case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     6.8 Use of Proceeds. The proceeds of the Loans will be used only for (i) the refinancing of existing indebtedness, (ii) fees and expenses incurred in connection with the transactions contemplated by this Agreement, and (iii) for general corporate and working capital purposes of the Credit Parties. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     6.9 ERISA. Except where a failure to comply with any of the following, individually or in the aggregate, would not or could not reasonably be expected to result in a Material Adverse Effect, (i) the Credit Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA, the Code, the PBA, other federal, provincial or state law and with all applicable rulings and regulations issued under the provisions of ERISA, the Code, the PBA and other federal, provincial or state law and (ii) the Credit Parties will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would subject any Credit Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Credit Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
     6.10 Environmental Matters. The Credit Parties will observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Laws to the extent non-compliance could reasonably be expected to have a Material Adverse Effect.
     6.11 New Subsidiaries. The Credit Parties shall not, directly or indirectly, organize, create, acquire, or permit to exist any Subsidiary except as permitted by this Section 6.11. The Credit Parties shall (a) in the event of the acquisition or creation of any Subsidiary (a “New Subsidiary”) cause to be delivered to the Lender a Stock Pledge Agreement with respect to the Capital Stock of such New Subsidiary within 30 Business Days of the acquisition or creation of such Subsidiary; provided, however, that if such New Subsidiary is a Foreign Subsidiary, such pledge shall be limited to 65% of the outstanding voting stock of such New Subsidiary and shall only be required if such Subsidiary is a Direct Foreign Subsidiary; (b) in the event of the acquisition or creation of any Domestic Subsidiary, cause such Subsidiary to deliver to the Lender within 30 Business Days of the acquisition or creation of such Subsidiary the following items: (i) a counterpart to this Agreement (and thereby to become a party to this Agreement, as a “Subsidiary Guarantor” hereunder, (ii) a counterpart to the Security Agreement and (iii) an Intellectual Property Security Agreement; and (c) in the event of the acquisition or creation of any Subsidiary subject to the provisions of clauses (a) or (b) above, cause to be delivered to Lender each of the following within the time periods indicated therein: (i) an opinion of counsel to such Subsidiary dated as of the date of the delivery of the other documents required to be delivered pursuant to this Section 6.11 and addressed to the Lender in form and substance satisfactory to the Lender and Special Counsel; and (ii) such proof of corporate action, incumbency of officers and other documents as is consistent with those delivered by each Credit Party pursuant to Article 5 at the Effective Time or as the Lender shall have reasonably requested.
     6.12 Senior Subordinated Debt. On or prior to April 30, 2008, the Borrower shall (a) retire, defease or refinance (subject to Section 7.6) the Senior Subordinated Debt or (b) cause the maturity date of the Senior Subordinated Debt to be extended to a date which is not earlier than ninety-one (91) days after the Term Loan Maturity Date.
     6.13 Deposit Account Control Agreements. Within 30 days after the Closing Date, the Credit Parties shall have delivered to the Lender a Deposit Account Control Agreement, in form and substance reasonably satisfactory to the Lender (but in each case providing that the Lender’s Liens with respect to the Deposit Accounts covered by such Deposit Account Control Agreement are expressly junior and subordinate to the Liens of the Revolving Credit Agent with respect to such Deposit Accounts), duly executed by each financial institution at which any Credit Party maintains Deposit Accounts; provided, however, that the Credit Parties shall not be obligated to deliver Deposit Account Control Agreements with respect to Deposit Accounts having an aggregate balance of up to $35,000 at any time; provided, further, however, that the Credit Parties shall not deliver to the Lender Deposit Account Control Agreements (or equivalent instruments under applicable Canadian law) in respect of Deposit Accounts maintained in Canada that are not subject to the Liens of the Revolving Credit Agent.

ARTICLE 7
Negative Covenants
     Until the principal of and interest on the Term Loan and all fees payable hereunder have been paid in full, each Credit Party covenants and agrees with the Lender that:
          7.1 Indebtedness. The Credit Parties will not, and will not permit any other Consolidated Member to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created hereunder;
          (b) Existing Debt on the Closing Date which is set forth in Schedule 7.1 and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans, and any extension, renewal, refunding or replacement of any such Indebtedness, provided that (i) such extension, renewal, refunding or replacement does not increase the principal amount of such Indebtedness, and (ii) the terms of such refunding, renewal or extension are not materially less favorable to such Consolidated Member or the Lender than the original Indebtedness;
          (c) Intercompany Indebtedness to the extent consistent with Section 9.9;
          (d) other Indebtedness incurred after the Closing Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Capital Lease Obligations and/or secured by Liens permitted under Section 7.2(h), in an aggregate principal amount at any time outstanding not in excess of $5,000,000;
          (e) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
          (f) Guarantees permitted under section 7.3
          (g) Senior Subordinated Debt;
          (h) Subordinated Indebtedness;
          (i) Approved Receivables Programs;
          (j) Indebtedness in respect of Hedging Agreements entered into for non-speculative purposes related to hedging interest rates, currency values and commodities in connection with the Core Business;
          (k) Indebtedness of the Credit Parties under the Revolving Credit Agreement and all related loan documentation, including any Qualified Refinancing thereof; provided, however, that the aggregate principal amount of such Qualified Refinancing shall not exceed $175,000,000; and
          (l) other unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $1,000,000.
     7.2 Liens. The Credit Parties will not, and will not permit any other Consolidated Member to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):
          (a) Liens created hereunder or under the other Loan Documents;
          (b) any Lien on any property or asset of any Credit Party existing on the date hereof and set forth in Schedule 7.1 (excluding, however, following the making of the initial Loans hereunder, the Liens in favor of any Person other than the Lender securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the funding of the initial Loans), provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) Liens imposed by any Governmental Authority for taxes, assessments or charges (i) not delinquent or (ii) (in the case of property taxes and assessments not exceeding $500,000 in the aggregate more than 90 days overdue) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party in accordance with GAAP and which reserves shall be acceptable to the Lender;
          (d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness; provided that if any such Lien arises from the nonpayment of such such claims or demand when due, such claims or demands do not exceed $200,000 in the aggregate, and Liens securing judgments and attachments in connection with court proceedings (including, without limitation, pre-judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 8.1(j) hereof;
          (e) pledges, deposits or other Liens under worker’s compensation, unemployment insurance and other social security or similar legislation and pledges, deposits or other Liens to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds (including indemnity performance) and other obligations of a like nature;
          (f) Liens constituting easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title which do not, in the aggregate, materially detract from the value of the Property of any Credit Party or materially interfere with the ordinary conduct of the business of any Credit Party;
          (g) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;
          (h) Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by Section 7.1(d), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement or were in effect at the time the Credit Parties acquired the assets or stock, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such security interests shall not apply to any other property or assets of the Credit Parties;

          (i) Liens on Accounts subject to any Approved Receivables Program; and
          (j) Liens securing Indebtedness described in Section 7.1(k) hereof.
     7.3 Contingent Liabilities. The Credit Parties will not Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:
          (a) Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 7.1, and any replacements thereof in amounts not exceeding such Guarantees;
          (b) Unsecured Guarantees of Indebtedness incurred by a Foreign Subsidiary in an aggregate principal amount at any time not to exceed $40,000,000;
          (c) Guarantees of Indebtedness of the Borrower owing under the Revolving Credit Agreement and all related loan documentation; and
          (d) Guarantees of Indebtedness of the Borrower owing to the Lender hereunder and under the Loan Documents.
     7.4 Fundamental Changes; Asset Sales.
          (a) No Credit Party will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Credit Parties will not acquire any business or property from, or Capital Stock of, or be a party to any acquisition of, any Person except for purchases of property to be used in the ordinary course of business, Investments permitted under Section 7.5 and Capital Expenditures.
          (b) The Credit Parties will not convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property (including leasehold interests), or tools, equipment or other property no longer used or useful in their business with an orderly liquidation value not to exceed $500,000 in any Fiscal Year, (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms), provided that the Credit Parties may sublease real property to the extent such sublease would not interfere with the operation of the business of the Credit Parties.
          (c) Notwithstanding the foregoing provisions of this Section 8.4:
          (i) any Credit Party may be merged or combined with or into any other Credit Party (provided that if such merger involves the Borrower, (x) the Borrower shall be the surviving entity and (y) no Change of Control shall occur);
          (ii) any Credit Party may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any other Credit Party;
          (iii) the Credit Parties may consummate the Permitted Mexico Facility Disposition; and

          (iv) the Credit Parties may dispose of accounts receivable pursuant to any Approved Receivables Program, including a Factoring Agreement.
     7.5 Investments. The Credit Parties will not make or permit to remain outstanding any Investment, except:
          (a) Investments consisting of Guarantees permitted by Section 7.3(c) and Indebtedness permitted by Section 7.1; Intercompany Indebtedness to the extent consistent with Section 9.9; and capital contributions by any Credit Party to any other Credit Party;
          (b) Investments existing on the Closing Date and set forth in Schedule 4.21 hereto;
          (c) Permitted Investments;
          (d) Permitted Acquisitions;
          (e) Accounts arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;
          (f) Checking and deposit accounts with banks used in the ordinary course of business; and
          (g) So long as no Event of Default shall have occurred and be continuing, and to the extent permitted pursuant to the Revolving Credit Agreement, Investments in an aggregate amount at any time outstanding not in excess of $10,000,000.
     7.6 Restricted Junior Payments. The Credit Parties will not declare or make any Restricted Junior Payment at any time; provided, however, that (a) any Credit Party that is a Subsidiary of another Credit Party may pay dividends or make distributions to such Credit Party and may make payments of principal and interest to another Consolidated Member in respect of Intercompany Indebtedness, (b) so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Borrower may make regularly scheduled payments of interest in respect of the Senior Subordinated Debt on the dates and in the amounts set forth in the Senior Subordinated Debt Documents, (c) the Borrower may use up to $5,000,000 of the proceeds of the Term Loan to repurchase Senior Subordinated Debt, and (d) the Borrower may otherwise prepay, retire, redeem or refinance all or any portion of the Senior Subordinated Debt to the extent expressly permitted pursuant to the Revolving Credit Agreement as in effect on the Closing Date or, if not expressly permitted pursuant to the Revolving Credit Agreement as in effect on the Closing Date, upon the prior written consent of the Lender.
     7.7 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Credit Parties will not directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:
          (i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause

          (e) of the definition thereof;
          (ii) the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.7 or are referred to in Section 7.6 (but only to the extent specified in such section);
          (iii) the Credit Parties may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Credit Parties than those likely to be obtained in an arms’ length transaction between a Credit Party and a non-affiliated third party; and
          (iv) the Borrower may make Permitted Officer Severance Payments.
     7.8 Restrictive Agreements. The Credit Parties will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement, the Revolving Credit Agreement or the Senior Subordinated Debt Documents) that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Credit Party that is a Subsidiary of another Credit Party to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to any other Credit Party or to Guarantee Indebtedness of any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Credit Party pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.
     7.9 Sale-Leaseback Transactions. No Credit Party will directly or indirectly, enter into any arrangements with any Person whereby such Credit Party shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person, except with respect to the Permitted Mexico Facility Disposition.
     7.10 Lines of Business. The Credit Parties shall not and shall not permit any other Consolidated Member to engage directly or indirect, in any line of business or ther than the Core Business or those businesses that reasonably and rationally develop from such Core Business from time to time.
     7.11 Fiscal Year. The Borrower shall not change and shall not permit any Credit Party to change its Fiscal Year.
     7.12 Other Indebtedness. The Credit Parties will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Senior Subordinated Debt or Subordinated Indebtedness, except (i) to the extent permitted by Section 7.6 and (ii) the purchase of $5,000,000 face amount of Senior Subordinated Debt on the Closing Date .

     7.13 Modifications of Certain Documents. The Credit Parties will not consent to any modification, supplement or waiver of any of the provisions of any documents or agreements evidencing or governing any Subordinated Indebtedness or any other Existing Debt (other than the Senior Subordinated Debt and the Indebtedness under the Revolving Credit Agreement). The Credit Parties will not modify or amend the terms of the Senior Subordinated Debt Documents if the effect of such amendment is to: (a) increase the maximum principal amount of the Senior Subordinated Debt or the interest rate payable in respect thereof; (b) change the dates upon which payments of principal or interest are due under the Senior Subordinated Debt Documents other than to extend the maturity of the Senior Subordinated Debt; (c) modify any event of default or add any covenant with respect to the Senior Subordinated Debt; (d) modify the payment, redemption or prepayment provisions of the Senior Subordinated Debt; (e) modify the subordination provisions under the Senior Subordinated Debt Documents; or (f) modify any other term of the Senior Subordinated Debt Documents if such modification would materially increase the obligations of any obligor thereunder or confer additional material rights to the holder of such Indebtedness in a manner adverse to the Credit Parties, the Borrower, any of the other Consolidated Members or the Lender.
     7.14 Anti-Terrorism Laws. No Credit Party shall conduct any business or engage in any transaction or dealing with any Blocked Person (as defined in Section 4.26(b), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or engage in or conspire to engage in any transaction with the intent to evade, avoid or violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Credit Parties shall deliver to the Lender any certification or other evidence reasonably requested from time to time by the Lender confirming the Credit Parties’ compliance with this Section 7.13.
ARTICLE 8
Events of Default
     8.1 Events of Default. The occurrence of any of the following events shall be deemed to constitute an “Event of Default” hereunder:
          (a) the Credit Parties shall fail to pay to the Lender any principal of or interest on any Loan or any other Obligation of the Credit Parties to the Lender when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;
          (b) any representation or warranty made or deemed made by or on behalf of any Credit Party or any other Consolidated Member in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;
          (c) the Credit Parties (i) shall fail to observe or perform any covenant, condition or agreement contained in Section 7.6 or (ii) shall fail to observe or perform any covenant, condition or agreement contained in Article 7 (other than in Section 7.6) and such failure described in this clause (ii) shall continue unremedied for a period of 20 days after the earlier of (x) actual knowledge thereof by an officer of any Credit Party or (y) notice thereof from the Lender to the Credit Parties;

          (d) the Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Section 8.1) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Credit Parties;
          (e) the Credit Parties shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of (i) any Senior Subordinated Debt or (ii) any other Material Indebtedness when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;
          (f) any default which has not been waived shall occur with respect to (i) the Senior Subordinated Debt or (ii) any Indebtedness (other than Senior Subordinated Debt, the Obligations, or Indebtedness described in Section 7.1(k) hereof) of any Credit Party in an outstanding principal amount in excess of $500,000, or under any agreement or instrument under or pursuant to which such Indebtedness may have been issued, created, assumed, or guaranteed by any Credit Party, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice, the lapse of time or both) is to accelerate, or to permit the holders of such Indebtedness to accelerate, the maturity of such Indebtedness;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Other Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Other Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) any Credit Party or any Other Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Other Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make an assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (i) any Credit Party or any Other Obligor shall become unable, admit in writing or fail generally to pay its debts as they become due;
          (j) one or more judgments, orders, decrees or arbitration awards is entered against any Credit Party or Other Obligor involving in the aggregate liability for all Loan Party (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $1,000,000 or more, and, whether or not covered by insurance, the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;
          (k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (l) there shall occur any Change of Control of the Borrower or any other Credit Party ceases to be a wholly-owned Subsidiary;
          (m) any of the following shall occur: (i) the Liens with respect to any material portion of the Collateral created hereunder or under the other Loan Documents shall at any time (other than by reason of the Lender relinquishing such Lien) cease to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Loan Document shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Loan Document shall be contested by any Credit Party or any Other Obligor;
          (n) there shall occur any loss theft, damage or destruction of any Collateral not fully covered (subject to such reasonable deductibles as the Lender shall have approved) by insurance which could reasonably be expected to have a Material Adverse Effect on the Credit Parties taken as a whole;
          (o) any Guarantor shall assert that its obligations under any Loan Document shall be invalid or unenforceable;
          (p) there shall occur any material adverse change in the businesses, operations, properties, conditions (financial or otherwise), assets, liabilities, income or prospects of the Credit Parties, taken as a whole; or
          (q) there shall occur an Event of Default under the Revolving Credit Agreement, which has not been cured or waived;
then, and in every such event (other than an event described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, subject to the terms of the Intercreditor Agreement, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) notify the Borrower that the outstanding principal of the Loans shall bear interest at the Post-Default Rate, and thereupon the outstanding principal of the Loans shall bear interest at the Post-Default Rate, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties and the Other Obligors, and (iii) the Lender and any Affiliate of the Lender may exercise all of the rights as secured party and mortgagee hereunder or under the other Loan Documents; and in case of any event with respect to the Credit Parties or any Subsidiary described in clause (g) or (h) of this Section 8.1, the principal of the Loans then outstanding shall automatically bear interest at the Post-Default Rate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties and the Other Obligors, and the Lender and all Affiliates of the Lender shall be permitted to exercise such rights as secured party and mortgagee hereunder or under the other Loan Documents to the extent permitted by applicable law.
ARTICLE 9
Miscellaneous

     9.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:
          (a) if to any Credit Party, to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Chief Financial Officer (Fax no. 954-883-1714) with a copy to Greenberg Traurig, P.A., 1221 Brickell Avenue, Miami, Florida 33131, Attention: Paul Berkowitz (Fax no. 305- 579-0717); and
          (b) if to the Lender, to , Mast Credit Opportunities I, (Master) Ltd., c/o Mast Capital Management, LLC, 535 Boylston Street, Boston, Massachusetts 02116, Attention: David Steinberg (Fax no.: 617-247-7985), with a copy Palmer & Dodge LLP, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts 02199-7613, Attention: David L. Ruediger (Fax no. 617-227-4420).
Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     9.2 Waivers; Amendments.
          (a) No failure or delay by the Lender or any Affiliate of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender and all Affiliates of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party or Subsidiary therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
     9.3 Expenses; Indemnity: Damage Waiver.
          (a) The Credit Parties and the Other Obligors jointly and severally agree to pay, or reimburse the Lender for paying, (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender or any Affiliate of the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender or any Affiliate of the Lender, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 9.3, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iv) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein.
          (b) The Credit Parties and the Other Obligors jointly and severally agree to indemnify the Lender, each Affiliate of the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by any Credit Party or any Subsidiary, or any Environmental Liability related in any way to any Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent permitted by applicable law, none of the Credit Parties or Other Obligors shall assert, and each Credit Party and Other Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.
          (d) All amounts due under this Section 9.3 shall be payable promptly after written demand therefor and delivery to the Credit Parties of copies of all relevant invoices, receipts or other evidence reasonably requested by the Credit Parties.
     9.4 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party or Other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) The Lender may at any time and from time to time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it).

          (c) The Lender may at any time and from time to time, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4; provided that a Participant shall not be entitled to receive any greater payment under this Agreement than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          (d) The Lender may furnish any information concerning any Credit Party, any Subsidiary or any Other Obligor in the possession of the Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 9.13. In addition, the Lender may furnish any information concerning any Credit Party, any Subsidiary, any Affiliate or any Other Obligor in the Lender’s possession to any Affiliate of the Lender, subject, however, to the provisions of Section 9.13. The Credit Parties shall assist the Lender in effectuating any assignment or participation pursuant to this Section 9.4 in whatever manner the Lender reasonably deems necessary, including participation in meetings with prospective transferees.
     9.5 Survival. All covenants, agreements, representations and warranties made by the Credit Parties, Subsidiaries and Other Obligors herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or the other Loan Documents is outstanding and unpaid. The provisions of Sections 2.6 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
     9.6 Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Whenever there is a reference in any Loan Document or UCC Financing Statement to the “Credit Agreement” to which the Lender and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto. Except as provided in Article 5, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     9.8 Right of Setoff. Each Credit Party and Other Obligor hereby grants to the Lender and each Affiliate of the Lender that from time to time maintains any deposit accounts, holds any funds or otherwise becomes indebted to the Credit Parties or any Other Obligor a security interest in all deposits (general or special, time or demand, provisional or final) and funds at any time held and other indebtedness at any time owing by the Lender or any such Affiliate of the Lender to or for the credit or the account of any Credit Party or any Other Obligor as security for the Obligations, and the Credit Parties hereby agree that if an Event of Default shall have occurred and be continuing, the Lender and each Affiliate of the Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) or other funds at any time held and other indebtedness at any time owing by the Lender or any Affiliate of the Lender to or for the credit or the account of any Credit Party or any Other Obligor against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Agreement and although any of the Obligations may be unmatured. The rights of the Lender and each Affiliate of the Lender under this Section 9.8 are in addition to any other rights and remedies (including other rights of setoff) which the Lender or any Affiliate of the Lender may have.
     9.9 Subordination by Credit Parties. The Credit Parties hereby agree that all present and future Indebtedness of any Credit Party to any Consolidated Member and of any Consolidated Member to any Credit Party (“Intercompany Indebtedness”) shall be subordinate and junior in right of payment and priority to the Obligations, and each Credit Party agrees not to make, demand, accept or receive any payment in respect of any present or future Intercompany Indebtedness, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim or cross claim, or any collateral therefor, unless and until such time as the Obligations shall have been indefeasibly paid in full; provided that, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Credit Parties may make and receive such payments. Without in any way limiting the foregoing, in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, dissolution or other similar proceedings relative to any Credit Party or to its businesses, properties or assets, the Lender shall be entitled to receive payment in full of all of the Obligations before any Credit Party shall be entitled to receive any payment in respect of any present or future Intercompany Indebtedness.
     9.10 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the internal laws (including, without limitation, Section 5-1401 of the New York State Consolidated Laws, but otherwise without regard to the conflict of laws provisions) of the State of New York.
          (b) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Document any each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action, or proceeding brought in such a court or that such court is an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or any Subsidiary or its properties in the courts of any jurisdiction.
          (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 9.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
     9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     9.13 Confidentiality. Notwithstanding anything set forth herein or in any other Loan Document to the contrary, the Lender shall not be deemed to have requested, and the Borrower shall not provide to the Lender or any Affiliate of the Lender, any material, non-public information relating to to Borrower, unless the Lender specifically requests such information in writing. In the event that the Lender requests that the Borrower deliver any material, non-public information relating to the Borrower, the Borrower shall mark such information “confidential” prior to the delivery of such information to the Lender. The Lender shall keep such information confidential in accordance with the Lender’s customary practices and shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Lender’s employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.13), (b) to the extent such information presently is or hereafter becomes available to the Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure, (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission to whose jurisdiction the Lender may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to the Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 9.13, (f) to the extent required in connection with any litigation between any Credit Party and the Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrower’s prior written consent. The Lender is aware that, under certain circumstances, the United States securities laws may prohibit a Person who has received material, non-public information from an issuer from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

     IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

APPLICA INCORPORATED

By:	/s/ Terry Polistina

Name: Terry Polistina
Title: Senior Vice President and Chief Financial Officer

GUARANTORS

APPLICA CONSUMER PRODUCTS, INC.

By:	/s/ Terry Polistina

Name: Terry Polistina
Title: Senior Vice President and Chief Financial Officer

APPLICA CANADA CORPORATION

By:	/s/Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Secretary

WD DELAWARE, INC.

By:	/s/ Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Corporate Secretary

HP INTELLECTUAL CORP.

By:	/s/ Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Secretary

WINDMERE HOLDINGS CORPORATION

By:	/s/ Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Secretary

HP DELAWARE, INC.

By:	/s/ Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Corporate Secretary

HPG LLC

By:	/s/ Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Corporate Secretary

APPLICA AMERICAS, INC.

By:	/s/ Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Corporate Secretary

APPLICA MEXICO HOLDINGS, INC.

By:	/s/ Lisa R. Carstarphen

Name: Lisa R. Carstarphen
Title: Corporate Secretary

LENDER

MAST CREDIT OPPORTUNITIES I (MASTER), LTD., as Lender

By:	/s/ Chris Madison

Name:	Chris Madison
Title:	Director

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(continued)

		Page

4.9	Real Property Assets	21
4.10	Proprietary Rights	21
4.11	Trade Names	21
4.12	Litigation and Environmental Matters	21
4.13	Labor Disputes	22
4.14	Compliance with Laws and Agreements	22
4.15	ERISA Compliance	22
4.16	Taxes	23
4.17	Regulated Entities	23
4.18	Margin Regulations	23
4.19	Bank Accounts	23
4.20	Governmental Authorization	23
4.21	Investments	23
4.22	No Material Adverse Change	24
4.23	Full Disclosure	24
4.24	Common Enterprise	24
4.25	Ranking	24
4.26	Anti-Terrorism Laws	24
ARTICLE 5	CONDITIONS	25
ARTICLE 6	AFFIRMATIVE COVENANTS	27
6.1	Financial Statements and Other Information	27
6.2	Notices of Material Events	27
6.3	Existence; Conduct of Business	27
6.4	Payment of Obligations	27
6.5	Maintenance of Properties; Insurance	28
6.6	Books and Records; Inspection Rights	28
6.7	Compliance with Laws	28
6.8	Use of Proceeds	29
6.9	ERISA	28
6.10	Environmental Matters	28

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(continued)

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(continued)

		Page

9.10	Governing Law; Jurisdiction; Consent to Service of Process	41
9.11	WAIVER OF JURY TRIAL	42
9.12	Headings	42
9.13	Confidentiality	42

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